Exhibit 99.1

FOR IMMEDIATE RELEASE

Second Sight Reports Third Quarter 2018 Financial Results

--Encouraging Interim Results of Orion® Feasibility Study with Four Subjects Cleared for Home Use--

Los Angeles, CA – November 7, 2018 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today reported financial results for the three and nine months ended September 30, 2018.

Recent Corporate Highlights:

●	Implanted 20 Argus® II Retinal Prosthesis Systems (Argus II) worldwide in the third quarter of 2018;

●	Reported net sales of $2.2 million in the third quarter of 2018;

●

Received final U.S. Medicare hospital outpatient payment rate of $152,500 for the Argus II and related procedural costs, which represents the highest average reimbursement rate to date for the Argus II and reflects a change in the rate setting methodology that considers multiple years of historical data for a low volume device such as the Argus II;

●	Completed a $4 million private placement in October 2018 with Gregg Williams, Chairman of the Board;

●	Initiated a restructuring of operations outside of North America to align with overall corporate strategy; this restructuring is expected to save $3 million per year in operating expenses;

●

Awarded a $1.6 million grant (with the intent to fund $6.3 million over five years subject to annual review and approval) from the National Institutes of Health to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018; and

●

Appointed Pat Ryan as Chief Operating Officer. In this newly created role, Mr. Ryan assumed responsibility for Research & Development, Manufacturing, Planning & Materials, Quality Assurance, and Information Technology.

“We made important progress on our R&D programs and the feasibility study for Orion. More recently, we took steps to align our organizational resources to better support a refined strategy that focuses on Orion R&D and clinical programs. Five subjects have been implanted as part of our Orion feasibility study and early performance of subjects undergoing artificial vision training is encouraging, with some subjects able to locate signs, locate a person in front of them and/or distinguish light from dark laundry. We expect to have a more thorough assessment of performance potential by the end of the year and will use this data to inform our continued dialogue with the FDA. We are very excited about the road ahead and the potential for this ground-breaking technology based on the early results from the feasibility study, combined with market research that confirmed a huge addressable market consisting of individuals blind from glaucoma, diabetic retinopathy, optic nerve disease and eye injury,” stated Will McGuire, President and CEO of Second Sight.

“In October, Gregg Williams invested an additional $4 million in Second Sight through a private placement, to provide us with additional runway to execute our programs. His continued financial commitment reflects his belief in the company and the future of Orion. Given our current plans, we believe we have sufficient funds through early Q1-2019 and continue to evaluate financing options with our Board beyond that. We expect to share more details in the first quarter of 2019,” concluded McGuire.

Third Quarter 2018 Financial Results

Net sales on a GAAP basis were $2.2 million for the third quarter of 2018 compared to $1.6 million in the third quarter of 2017. Revenue was recognized for 22 units in the third quarter of 2018 as compared to 12 units in the prior year quarter. On a GAAP basis, revenue recognized per implant was approximately $102,000 in the third quarter of 2018 and $133,000 in the same period of 2017. The Company continues to expect its average revenue recognized per implant unit for the remainder of 2018 to be in a range of $100,000 to $120,000, depending on the geographic mix of implants.

Gross profit for the third quarter of 2018 was $0.5 million compared to a gross profit of $0.6 million in the third quarter of 2017. Cost of sales in the third quarter of 2018 included an increase in the Company’s inventory reserve of $0.1 million while cost of sales in the third quarter of 2017 included a credit of $0.3 million. The Company expects cost of goods on a per-unit basis to stabilize, particularly related to overhead absorption and excess inventory reserve, as it produces more units.

Research and development expense, net of funding received from grants, increased to $2.7 million during the third quarter of 2018 compared to $1.8 million in the third quarter of 2017. The increase from the prior year was primarily due to verification and validation activities related to Argus 2s and consists of increased headcount, outside services, and costs for internally produced prototypes. In both the third quarter of 2018 and 2017, the Company utilized $0.1 million of grant funds to offset costs.

Clinical and regulatory expense was $1.0 million during the third quarter of 2018 compared to $0.6 million in the third quarter of 2017. The increase of $0.4 million primarily related to costs associated with the Orion feasibility study. The Company expects clinical and regulatory costs to increase in the future as it conducts additional clinical trials to assess new products such as Orion and enhancements to existing products, and enrolls more patients in post-market clinical studies for Argus II.

Selling and marketing expense was $3.0 million during the third quarter of 2018 compared to $2.4 million in the third quarter of 2017. The increase of $0.6 million is attributable to increased market development activities, including compensation expenses.

General and administrative expense was $2.3 million in the third quarter of 2018 compared to $2.5 million in the third quarter of 2017. The decrease of $0.2 million is primarily due to lower non-cash stock compensation costs from executive transitions.

Net loss for the third quarter of 2018 was $8.5 million, or a loss of $0.12 per share, compared to a net loss of $6.7 million, or a net loss of $0.12 per share, in the third quarter of 2017.

The non-GAAP net loss for the third quarter of 2018, excluding certain non-cash items, was $7.5 million, or $0.11 per share, compared to a non-GAAP net loss of $6.0 million, or $0.11 per share in the third quarter of 2017.

As of September 30, 2018, Second Sight had $5.0 million in cash and cash equivalents. The Company expects its current cash and cash equivalents to fund operations into early Q1-2019.

For a full reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please refer to the tables included with this press release.

2018 Key Objectives

●	Complete Orion feasibility trial enrollment and prepare for the initiation of the next phases of clinical testing;
●	Gain additional visibility to Orion’s commercialization path, including pivotal trial and post-market requirements via the FDA’s Breakthrough Device program;
●	Submit regulatory filings for Argus 2s next-generation externals and execute a commercial launch before year-end; and
●	Prioritize Argus activities that maximize our return on investment or have strategic value.

Conference Call

As previously announced, Second Sight management will host its third quarter 2018 conference call as follows:

Date		Wednesday, November 7, 2018

Time		4:30 PM EST

Telephone	U.S:	(800) 933-2547

	International:	(212) 231-2909

Webcast (live and archive)		www.secondsight.com under the ‘Investor Relations’ section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21898690. The archived webcast will be available for 30 days via the aforementioned URL.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals.

Second Sight’s Argus® II Retinal Prosthesis System is the only FDA and CE Mark approved device for treating retinitis pigmentosa, with proven implant durability of multiple years. In 2016, the Company published five year results. Today, several Argus II devices have been implanted and continue to be operational in humans for more than 10 years. The Company is developing the Orion® Visual Cortical Prosthesis which is intended to provide useful artificial vision to individuals who are blind due to various causes. The Company’s U.S. headquarters are in Los Angeles, California, and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

About the Argus II Retinal Prosthesis System

The Argus® II Retinal Prosthesis System is an established, FDA and CE mark approved retinal implant that delivers a useful form of artificial vision to individuals who are blind due to severe to profound retinitis pigmentosa (RP). The Argus II works in place of lost photoreceptor cells and sends electrical pulses to remaining viable retinal cells to induce visual perception. The system works by converting images captured by a miniature video camera mounted on glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses stimulate the retina's remaining cells, enabling the perception of patterns of light in the brain. The user learns to interpret these visual patterns in order to regain some visual function. The Argus platform, which leverages the unique, patented design of its 60-contact array, is supported by more than 10 years of clinical experience and has been evaluated in multiple peer reviewed publications. Argus II was also the first retinal neuromodulation prosthesis to receive widespread commercial approval and is presently available at more than 50 leading medical centers in North America, Europe, the Middle East and Asia. Further information on the long-term benefits and risks can be found in the peer reviewed paper at: http://www.sciencedirect.com/science/article/pii/S0161642016305796

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion® Visual Cortical Prosthesis System is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, or forms of cancer and trauma. The Orion System is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A feasibility study of the Orion I device is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and Baylor College of Medicine in Houston. No published in-human data is available yet for the Orion system. Based on the results of this first in-human testing of the Orion cortical stimulation device, the Company anticipates initiation of the next study in 2019.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report, on Form 10-K, filed on March 20, 2018 and Form 10-Q, filed on August 7, 2018, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com

Financial Tables Follow

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,972	$7,839
Accounts receivable, net	1,194	1,831
Inventories, net	3,604	2,700
Prepaid expenses and other current assets	507	795

Total current assets	10,277	13,165

Property and equipment, net	1,114	1,299
Deposits and other assets	29	33

Total assets	$11,420	$14,497

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,546	$752
Accrued expenses	1,975	2,425
Accrued compensation expenses	2,962	2,611
Accrued clinical trial expenses	934	779
Contract liablilties	111	48

Total current liabilities	7,528	6,615

Commitments and contingencies

Stockholders’ equity	3,892	7,882

Total liabilities and stockholders’ equity	$11,420	$14,497

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$2,246	$1,610	$5,129	$4,855
Cost of sales	1,784	1,001	3,287	3,255
Gross profit	462	609	1,842	1,600

Operating expenses:
Research and development, net of grants	2,672	1,826	7,567	5,622
Clinical and regulatory	964	629	3,439	1,927
Selling and marketing	3,040	2,375	8,931	7,057
General and administrative	2,332	2,528	8,208	8,170
Total operating expenses	9,008	7,358	28,145	22,776

Loss from operations	(8,546)	(6,749)	(26,303)	(21,176)

Interest and other income, net	24	33	67	69

Net loss	$(8,522)	$(6,716)	$(26,236)	$(21,107)

Net loss per common share – basic and diluted	$(0.12)	$(0.12)	$(0.41)	$(0.40)

Weighted average shares outstanding – basic and diluted	68,763	56,799	64,113	53,206

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Reconciliation of Non-GAAP Information to Most Comparable GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net loss	$(8,522)	$(6,716)	$(26,236)	$(21,107)

Add back non-cash charges:
Stock-based compensation	877	970	2,898	3,016
Excess inventory reserve	110	(275)	171	(1,731)
Non GAAP net loss	$(7,535)	$(6,021)	$(23,167)	$(19,822)

Net loss per share	$(0.12)	$(0.12)	$(0.41)	$(0.40)

Add back non-cash charges:
Stock-based compensation	0.01	0.01	0.05	0.06
Excess inventory reserve	0.00	0.00	0.00	(0.03)
Non GAAP net loss per share	$(0.11)	$(0.11)	$(0.36)	$(0.37)